Exhibit 23.3

Room 1603, 16/F, China Building 29 Queen’s Road Central, Central, Hong Kong 香港中環皇后大道中29號華人行16樓1603室
Tel 電話	： (852) 2543 0633
Fax 傳真	： (852) 2543 9996
Email 電子郵件	：info@loongyeung.com.hk

Date: April 9, 2025

Our Ref.: SS60230.H0001

Grande Group Limited

Suite 2701, 27/F., Tower 1,

Admiralty Centre,

18 Harcourt Road,

Admiralty, Hong Kong

Dear Sirs,

Re: Grande Group Limited (the “Company”)

We are qualified lawyers of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”), engaged by the Company to advise on certain legal matters related to the laws of Hong Kong.

We hereby consent to the use of this consent as an exhibit to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Act”). We further consent to the use of our name and to all references made to us in the Registration Statement and in the prospectus forming a part thereof.

In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Yours faithfully,

/s/ Loong & Yeung
Loong & Yeung

In association with 聯營律師行: Adrian Yeung & Cheng 楊永安、鄭文森律師事務所

Partners		Assistant Solicitors				Registered Foreign Lawyers, PRC
Yeung Wing On	楊永安律師	Tsoi Hoi Yeung	蔡海揚律師	Ma Kai Yip, Kenneth	馬啟業律師	Ma Wei	馬巍 註冊外地律師
Mak Ka Ping, Judy	麥嘉萍律師	Tang Hoi Ling, Catherine	鄧凱玲律師	Bau Kwok Kuen	鮑國權律師	Yang Jinzhu	楊金柱註冊外地律師
Suen King Gar	孫敬嘉律師	Lau Tsz Kwan	劉芷君律師	Lam Ka Tsun	林嘉俊律師
Leung Pak Keung	梁柏強律師